Exhibit 10.18
SECOND AMENDMENT TO PARTICIPATION AGREEMENT
Block 4 Joint Development Zone

This Amendment to Participation Agreement (“Agreement”) made and entered into this 14th day of March 2006 by and between

ERHC Energy, Inc., a corporation organized and existing under the laws of the State of Colorado, U.S.A. (hereinafter referred to as “ERHC”), and

Addax Petroleum (Nigeria Offshore 2) Limited, a company incorporated in the Federal Republic of Nigeria (hereinafter referred to as “Addax”) and Addax Petroleum NV, a company incorporated in Curacao, as Parent.

Each of ERHC and Addax is individually a “Party” and they are collectively the “Parties” to this Agreement.

WITNESSETH:

WHEREAS, the Parties have executed a Participation Agreement dated 17 November 2005 (the “PA”) wherein the Parties agreed to the terms and conditions whereby Addax would earn certain rights in Block 4 of the Nigeria-Sao Tome e Principe Joint Development Zone (the “JDZ”); and

WHEREAS, the Parties have executed an Amendment to Participation Agreement dated 23 February 2006; and

WHEREAS, the Parties now wish to further amend the PA as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.             We have been advised that the PSC in respect of Block 4 will be executed on 14 March 2006 or later and that the division of interest in the PSC will show that the ERHC/Addax consortium (including preferential rights) will be sixty percent (60%). In order to give effect to the PA, as amended, Addax and ERHC shall, immediately upon the execution of the PSC execute the letter attached hereto as Exhibit “1” (the “JDA Letter) that will result in Addax owning a thirty-three and three tenths percent (33.3%) interest and ERHC owning a twenty-six and seven-tenths percent (26.7%) participating interest in and to the PSC covering Block 4. ERHC and Addax will do such acts as is necessary to seek approval from the Joint Development Authority to the JDA Letter and the Assignment.

2.              Except as specifically amended by this Agreement, the PA shall remain unchanged. The Parties hereby affirm and ratify the PA as amended by this Agreement.

Done and executed this 14th day of March 2006.

ERHC Energy, Inc.

/s/ Walter F. Brandhuber
Walter F. Brandhuber
President and Chief Executive Officer

Addax Petroleum (Nigeria Offshore) Limited

/s/ I. L. Blair
I. L. Blair
Director

For anion behalf of
Addax Petroleum NV

By:
Jean Claude Gandur
Chairman

Exhibit “1”

March 14, 2006

Mr. Carlos Gomes
The Chairman
Nigeria-Sao Tome & Principe
Joint Development Authority
Plot 1101 Aminu Kano Crescent
Wuse II, Abuja
Nigeria

NIGERIA-SAO TOME E PRINCIPE JOINT DEVELOPMENT ZONE - BLOCK 4

Dear Sir:

Congratulations are in order for all involved in the successful execution of the Block 4 PSC on this date.

Please be advised that the interest shown for the ERHC/Addax consortium (including pre-existing rights) as a total of 60% shall be individually owned by Addax in the proportion of 33.3% and by ERHC in the proportion of 26.7%. We have this day entered into an Amendment and Ratification of the JOA executed by all parties to the PSC and JOA whereby this interest is accepted for ERHC and Addax.

We are looking forward to a long and prosperous project in the development of Block 4.

Sincerely,

ERHC Energy Nigeria Block 3 JDZ Limited	Addax Petroleum (Nigeria Offshore 2) Limited

Walter F. Brandhuber	I. L. Blair
President and CEO	Director